Exhibit 99.1

Toreador Resources Corporation – Madison Oil Company Complete Merger

DALLAS, TEXAS December 31, 2001: Toreador Resources Corporation (NASDAQ - NMS: TRGL) today announced that its merger with Madison Oil Company (TSE – MDO) received the required approval from the stockholders of each company at special stockholders’ meetings held today. As a result, the combination of the two companies will be effective as of this date.

On a pro forma basis, the combined company will have proved reserves totaling  12.6 million barrels of oil and 14.6 billion cubic feet of gas as of September 30, 2001. This is a total of 15.28 million barrels of oil when calculated on a barrel of oil equivalent (“BOE”) basis using 1 barrel oil for every 6 thousand cubic feet of gas. On a pre-tax basis, the present value (discounted at 10%) of the proved reserves for the combined company was approximately $101.2 million.

For the two companies, daily production during the first nine months of 2001 averaged approximately 4,533 million cubic feet of gas and 2,695 barrels of oil. Based on these volumes, the combined company has a reserve life of approximately 12.1 years. On a pro forma basis, total production for the first nine months of 2001 was approximately 928,000 BOE. For the full year 2001, on a pro forma basis, the Toreador/Madison combination will produce between 1,200,000 and 1,300,000 BOE. As a result of the merger, Toreador will hold interests in 4.8 million net undeveloped acres located in the United States, France, Turkey and Trinidad.

G. Thomas Graves III, President and CEO of Toreador, will serve in the same capacity for the combined company. Commenting on the merger, Mr. Graves noted that, “This merger represents a watershed undertaking that will result in long-term benefits for the stockholders of both companies.

•         The merger balances Madison’s high potential international exploration effort with Toreador’s strong cash flow, domestic exploration program which includes a substantial portfolio of domestic working interests and perpetual fee mineral and royalty interests;

•         The addition of Madison’s strong technical team will significantly strengthen Toreador’s exploration, operating and exploitation capacity by adding a group of highly skilled international explorationists to Toreador’s domestic team of industry professionals and

•         This combination creates an entity with sufficient size to attract a broader range of investors which will provide a variety of sources of outside capital and increase the liquidity in our stock.”

The combined company’s reserves are 83.8 percent oil and 16.2 percent natural gas. North American reserves, which represent 32 percent of total reserves, are 51 percent natural gas and 49 percent oil.  International reserves are 68 percent of total reserves and are 100 percent oil.  Approximately 81% of the combined company’s international reserves are located in France and 19% are located in Turkey.

The combined company would produce the following results on a pro forma basis as of September 30, 2001:

•         Revenues topping $23 million;

•         EBITDA of $12.7 million, or $1.19 per fully diluted share;

•         Free cash flow of over $10 million, or $1.02 per fully diluted share and

•         Long-term debt of $35 million.

CONTACT:

Douglas W. Weir, V. P. and CFO

Toreador Resources Corporation

(214) 559-3933 or (800) 966-2141

INVESTOR NOTICES

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission.  Such statements are those concerning the strategic plans, expectations and objectives for future operations.  All statements, other then statements of historical facts, included in this press release that address activities, events or developments that the combined company expects, believe or anticipate will or may occur in the future are forward-looking statements.  This includes reserve estimates, production, future commodity prices, cash flow and EBITDA estimates, future financial performance, future equity issuance and other matters.  These statements are based on certain assumptions made by the combined company based on prior experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the combined company.  Statements regarding future production are subject to all risks and uncertainties normally incident to the exploration for and development and production of oil and gas.  These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.